Exhibit (h)(xxv)

Schroder Investment Management North America Inc.

875 Third Avenue, 22nd Floor, New York, NY 10022-6225

December 12, 2011

Schroder Series Trust

875 Third Avenue, 22nd Floor

New York, NY  10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from December 15, 2011 through February 28, 2013, to pay or reimburse Schroder Absolute Return EMD and Currency Fund to the extent that the total annual fund operating expenses of such fund (other than acquired fund fees and expenses, other indirect acquired fund expenses, interest, taxes, and extraordinary expenses) allocable to such fund’s Investor Shares and Advisor Shares exceed the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

Investor Shares	Advisor Shares
1.15%	1.40%

Sincerely,

Schroder Investment Management North America Inc.

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Chief Operating Officer